Exhibit 99.1

Longs Reports Preliminary October & 3rd Quarter Sales
Company Schedules November 19th Release of 3rd Quarter Results

WALNUT CREEK, CA (November 7, 2003) — Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $338.9 million for the four-week period ended October 30, 2003, a 4.2% increase over sales of $325.2 million in the comparable period a year ago. Pharmacy sales were 47.6% of total drug store sales compared with 46.0% a year ago.

Preliminary October same-store sales increased 1.4% from the comparable period last year.  Pharmacy same-store sales increased 4.1% and front-end same-store sales decreased 0.9%.  Longs estimated that October same-store sales were favorably impacted by 250 to 300 basis points as a result of the Southern California grocery strike that began October 11th.

Preliminary total sales of $1.09 billion for the 13 weeks ended October 30, 2003 were 2.1% higher than the $1.06 billion reported in the comparable period last year.  Pharmacy sales were 47.8% of total drug store sales during the period, compared to 45.4% a year ago.  Same-store sales decreased 0.7% with pharmacy same-store sales increasing 3.9% and front-end same-store sales decreasing 4.6%.  Longs estimated that same-store sales for the 13 weeks ended October 30, 2003 were favorably impacted by 80 to 100 basis points as a result of the Southern California grocery strike.

Preliminary year-to-date total sales of $3.30 billion for the 39 weeks ended October 30, 2003 were 1.3% higher than the $3.26 billion reported in the comparable period last year.  Pharmacy sales were 47.1% of total drug store sales during the period, compared with 45.2% a year ago.  Same-store sales decreased 1.1%, with pharmacy same-store sales increasing 2.8% and front-end same-store sales decreasing 4.4%.

Longs is scheduled to announce its results for the third quarter of fiscal 2004 on Wednesday, November 19, and has scheduled a conference call for 4:30 p.m. ET/1:30 pm PT to discuss its performance.  Longs will webcast the call via its www.longs.com website and via PRNewswire’s Multimedia function at www.prnewswire.com. Links to the live audio webcast will be available on Longs’ website on both the home page and the Investor Events Calendar, along with PRNewswire’s website via the conference call list.  Both sites allow visitors to download the necessary software to access the webcast.

ABOUT LONGS DRUG STORES CORPORATION

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii, averaging approximately $10 million in annual sales per store in fiscal 2003. Through its 467 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.